Exhibit 99.1

ASCENT CAPITAL GROUP AND MONITRONICS INTERNATIONAL ANNOUNCE RESTRUCTURING SUPPORT AGREEMENT

ENGLEWOOD, CO — May 21, 2019 (GLOBE NEWSWIRE) — Ascent Capital Group, Inc. (“Ascent”) (NASDAQ: ASCMA) today announced that its wholly owned subsidiary Monitronics International, Inc. (“Monitronics” or “the Company”) has entered into a Restructuring Support Agreement (the “Support Agreement”) with its largest creditors that will eliminate approximately $885 million in debt.

Under the terms of the Support Agreement, up to approximately $685 million of debt will be converted to equity, including up to approximately $585 million of the Company’s 9.125% Senior Notes due in 2020 and $100 million of the Company’s term loans. The Company will also receive an additional $200 million in cash from the Company’s noteholders through an equity rights offering and, subject to certain conditions, from Ascent in connection with the proposed merger with Monitronics (that is described in more detail below), which cash will be used to, among other things, repay remaining term loan debt.

Following the completion of the restructuring, the Company is currently expected to have approximately $990 million of total debt. Recurring Monthly Revenue (“RMR”) as of March 31, 2019, was $40.8 million.

Under the terms of the Support Agreement, Monitronics and its subsidiaries would effectuate the proposed transactions through a partial pre-packaged plan of reorganization (the “Plan”) under Chapter 11 of the U.S. Bankruptcy Code (“Chapter 11”). The Company has already obtained support for the proposed transactions from holders of approximately 83 percent of its secured term loans and approximately 72 percent of its senior unsecured notes.

The Company is confident, based on the Support Agreement reached with its largest creditors, that it will be able to meet its financial commitments and otherwise continue to operate its business as usual throughout the restructuring period, including paying its employees, dealers and suppliers in the normal course of business and providing best-in-class home security to all of its customers. As part of the anticipated Chapter 11 process, the Company has secured a commitment for $245 million in debtor-in-possession (DIP) financing that will be replaced by $295 million in exit financing at the completion of the reorganization. The Support Agreement contemplates that all trade claims (whether arising prior to or after the commencement of the voluntary Chapter 11 Cases (“Chapter 11 Cases”)) will be paid in full in the ordinary course of business, and that the Company will continue operating its business without disruption to its customers, vendors, partners or employees.

“The restructuring announced today will give our Company the strongest balance sheet in our industry and, in doing so, will make us an even stronger competitor and partner,” said Jeffery Gardner, President and Chief Executive Officer of Monitronics. “With the support of our largest creditors now solidly behind us, we look forward to efficiently and definitively completing this debt restructuring, so we may realize our full potential for long-term growth and success.”

Concurrent with the completion of the reorganization of Monitronics under the Plan, Ascent will, subject to, among other things, the receipt of the requisite approval of Ascent’s stockholders, merge into Monitronics (the “Merger”).  As a result of the Merger, all assets of Ascent, including an anticipated approximately $23 million in cash (the “Target Cash Amount”), will become assets of Monitronics.  Ascent’s stockholders are expected to receive approximately up to 5.82% of the total shares of Monitronics common stock expected to be issued and outstanding immediately following completion of the reorganization and Merger, but subject to dilution by certain shares issued under a management incentive plan for the Company, in exchange for all then issued and outstanding shares of Ascent common stock. If, however, Ascent is expected to hold cash equal to or in excess of $20 million but less than the Target Cash Amount as of the date of completion of the reorganization of Monitronics under the Plan, the stockholders of Ascent will receive a proportionately lower percentage of shares of Monitronics common stock, and certain participants in the equity rights offering have agreed to contribute the shortfall. If Ascent is expected to hold less than $20 million in cash as of the date of completion of the reorganization of Monitronics under the Plan, the Merger will not be consummated, and certain participants in the equity rights offering have agreed to contribute the full Target Cash Amount. Additional information regarding the exchange ratio to be applied in the Merger and the potential consequences of Ascent failing to participate in the Merger will be set forth in a proxy statement/prospectus related to the Merger to be filed with the Securities and Exchange Commission (the “SEC”).

Under the terms of the Support Agreement, Ascent must obtain approval for the Merger from its stockholders within 65 days following the date on which Monitronics commences the Chapter 11 Cases (“Petition Date”). If the Merger is not approved within 65 days following the Petition Date or the Merger is not completed on the effective date of the Plan for any reason (including as a result of the occurrence of certain circumstances described in the Support Agreement), the Merger will not occur, and the restructuring of Monitronics will be completed without the participation of Ascent. Further, if the restructuring of Monitronics occurs without the participation of Ascent, Ascent’s equity interests in Monitronics will be, pursuant to the Plan, cancelled without Ascent recovering any property or value on account of such equity interests.

William Niles, Chief Executive Officer and General Counsel of Ascent, stated, “It was important to us to retain value for the Ascent stockholders, and the proposed Plan allows us to achieve this objective. If the restructuring is completed with the participation of Ascent, we believe Ascent stockholders will be able to benefit from their investment in what will then be a financially stronger and more competitive Monitronics.”

A new Monitronics Board of Directors will be appointed at the completion of the reorganization.

The shares of Series A common stock of Ascent are currently traded on the NASDAQ Global Select Market (NASDAQ) under the symbol “ASCMA,” and the shares of Series B common stock of Ascent are quoted on the OTC Markets under the symbol “ASCMB.”  There is no current trading market for Monitronics’ common stock. However, Monitronics expects to seek the quotation of its common stock on the OTC Markets following completion of the reorganization and the Merger.

It is expected that shares of Ascent Series A common stock will continue to trade through the completion of the Merger, subject to applicable Nasdaq listing requirements. Ascent previously disclosed in 8-Ks filed with the SEC, that it had received letters from Nasdaq indicating that it was not in compliance with certain public float and minimum bid price requirements necessary for continued listing. Ascent is currently in the 180 day grace period during which it could regain compliance. If upon expiration of this grace period (which will occur during the restructuring period), Ascent remains in non-compliance and is unsuccessful in securing an extension of the grace period, the Ascent Series A common stock will be delisted.

Monitronics is represented in this matter by Latham & Watkins LLP, Hunton Andrews Kurth LLP, Moelis & Company LLC and FTI Consulting Inc. Ascent is represented in this matter by Baker Botts L.L.P. and B. Riley FBR, Inc.

Forward Looking Statements

This communication includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. Forward-looking statements are statements of future expectations that are based on management’s current expectations and assumptions and involve known and unknown risks and uncertainties and projections of results of operations or of financial condition or forecasts of future events that could cause actual results, performance or events to differ materially from those expressed or implied in these statements. Words such as “could,” “will,” “may,” “assume,” “forecast,” “position,” “predict,” “strategy,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe,” “project,” “budget,” “potential,” “forward” or “continue” and similar expressions are used to identify forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this communication include statements concerning management’s expectations of plans, strategies, objectives, growth and anticipated financial and operational performance, financial prospects; anticipated sources and uses of capital; the transactions contemplated by the Support Agreement, including the proposed merger of Ascent and Monitronics (the “proposed merger”) and the restructuring of Monitronics, including the expected benefits of these transactions, continued listing of Ascent’s Series A common stock on the Nasdaq, quotation of Monitronics common stock on the OTC Markets following the restructuring and proposed merger, business strategies, anticipated sources and uses of capital, future financial prospects and other matters that are not historical facts. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, the inability to complete the proposed merger due to the failure to obtain the requisite approvals or the failure to satisfy other conditions to completion of the proposed merger, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the proposed merger, the Plan, or the restructuring; risks related to disruption of management’s attention from ongoing business operations due to the proposed merger, the Chapter 11 Cases to be filed by Monitronics and its domestic subsidiaries or the restructuring; and the effects of future litigation, including litigation relating to the proposed merger, the Chapter 11 Cases or the restructuring. Forward-looking statements can be affected by assumptions used or by known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed. These forward-looking statements speak only as of the date of this communication, and Ascent and Monitronics expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Ascent’s or Monitronics’ expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Ascent and Monitronics, including the most recent Forms 10-K and 10-Q for additional information about Ascent and Monitronics and about the risks and uncertainties related to Ascent’s and Monitronics’ respective business which may affect the statements made in this communication.

Additional Information

Nothing in this communication shall constitute a solicitation to buy or an offer to sell any securities of Ascent or Monitronics. Ascent stockholders and other investors are urged to read the proxy statement/prospectus forming a part of the Registration Statement on Form S-4 regarding the proposed merger of Ascent and Monitronics and any other relevant documents to be filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information about the proposed merger and the transactions contemplated by the Support Agreement. Copies of Ascent’s and Monitronics’ SEC filings are available free of charge at the SEC’s website (http://www.sec.gov). Copies of the filings together with the materials incorporated by reference therein will also be available, without charge, by directing a request to Monitronics International, Inc., 1990 Wittington Place, Farmers Branch, TX, Telephone: (972) 243-7443, or to Ascent Capital Group, Inc., 5251 DTC Parkway. Suite 1000, Greenwood Village, CO 80111, Telephone: (303) 628-5600.

Participants in the Solicitation

The directors and executive officers of Ascent and Monitronics and other persons may be deemed to be participants in the solicitation of proxies in respect of any proposals relating to the proposed merger of Ascent and Monitronics. Information regarding the directors and executive officers of Ascent is available in Amendment No. 1 to its Annual Report on Form 10-K for the year ended December 31, 2018, which has been filed with the SEC, and certain of its Current Reports on Form 8-K. Information regarding the directors and executive officers of Monitronics will be available in the proxy statement/prospectus forming a part of the Registration Statement on Form S-4 regarding the proposed merger and other transactions contemplated by the Support Agreement to be filed with the SEC.  Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be available in the proxy materials regarding the foregoing to be filed with the SEC. Free copies of these documents may be obtained as described in the preceding paragraph.

About Ascent and Monitronics

Ascent Capital Group, Inc. (Nasdaq: ASCMA) is a holding company whose primary subsidiary is Monitronics, one of the largest home security and alarm monitoring companies in the U.S. Headquartered in the Dallas-Fort Worth area, Monitronics secures approximately 900,000 residential and commercial customers through highly responsive, simple security solutions backed by expertly trained professionals. The company has the nation’s largest network of independent authorized dealers — providing products and support to customers in the U.S., Canada and Puerto Rico — as well as direct-to-consumer sales of DIY and professionally installed products. For more information on Ascent, see http://ir.ascentcapitalgroupinc.com.

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